UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to Rule 14a-12
BELLSOUTH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 3, 2006
A special publication covering topics related to the BellSouth and AT&T merger

An interview with the Chairman
ABOUT THE ANNOUNCED MERGER WITH AT&T
Since the merger between AT&T and BellSouth was announced on March 5, questions regarding what this means for our company and our people have been top of mind for BellSouth employees. Merger Report took the opportunity to speak with Chairman and CEO Duane Ackerman and pose some of the questions we’ve all been asking.
Why did we decide to merge BellSouth and AT&T, and why now?
I’ve talked for some time about the changing dynamics in the communications marketplace and the shift to broadband; the shift from wireline to wireless; and the anywhere, anytime, any device communications enabled by IP protocol. As our industry has evolved, we’ve evaluated every business opportunity with the best interests of our customers, our shareholders and our employees in mind, and this match is very strong. Joining these two companies not was not about the next few years... it was about a longer view.
Through this merger, we will take everything we’ve built over the last 20 years — our strong reputation, the quality of our network and our spirit of service — and we will move into a new era of communications. This merger is about creating the future for our industry. I believe the combination of AT&T and BellSouth will set the standard for communications in the 21st century.

How will the decision benefit BellSouth customers, shareholders and employees?
First, the merger is good for customers. It creates a more effective and efficient provider in the wireless, broadband, video and data markets. It speeds up competition and innovation, thereby giving customers more choices in products and services. By eliminating duplication in systems and platforms, our combined capability will advance the introduction of new converged services, streamline the network and free up investment resources for emerging channels. And our size will allow us to attract the right content and technology partners to offer customers the best that’s out there.
Second, the merger is good for our investors, many of whom also are employees. In
For updates on the merger go to: http://my.bls.com/home/merger addition to combining the assets to create an industry leader, the agreement will bring a significant premium to shareholders compared to the price of BellSouth shares prior to the announcement of the merger. Because the merger is an all-stock deal with no cash component, BellSouth shareholders will own approximately 38 percent of the combined company and share proportionately in any savings generated. AT&T has approved a share repurchase program of 400 million shares, and our shareholders will share in any benefit from that share repurchase. And, based on the exchange ratio and AT&T’s higher dividend, we expect the merger to result in a 52 percent dividend increase for BellSouth shareholders — and the opportunity to participate in future growth.
Finally, it’s good for our employees. The vast majority of positions will be unaffected by this merger, which will give us the opportunity to work for one of the largest and most respected companies in the world. And it will be a smooth transition, because BellSouth and AT&T are a good cultural fit. Both are known for their service and for the strength of their networks. Both value diversity and inclusion. They share the same business vision and also the same vision on community involvement, charitable contributions and educational initiatives. I know this doesn’t answer the question of specifically what happens to each employee, and we will work hard to answer those questions as soon as we have good information.

2006 agenda designed to keep
BellSouth strong
With the proposed merger between BellSouth and AT&T on the horizon, it’s easy to get caught up in speculation and “what ifs.” But as BellSouth Chairman and CEO Duane Ackerman told employees during a recent BTN broadcast about the merger, it’s important to keep our focus on BellSouth’s continued success in the marketplace.

“You’ve impressed me for a long time with your professionalism, and time and time again, you’ve answered the call,” Ackerman said. “And so I want to ask you one more time to uphold that standard during this period...Within this next year, we want to be sure that we get up every morning and we do what we need to do to keep BellSouth strong. I know that’s in your hearts, and I just want to encourage you to be sure that we fulfill that as we go forward.”
So between now and closing, there are some important issues:
*	BellSouth will continue as a stand-alone company.

*	BellSouth will continue our employee programs and policies, promotions, bonuses, training.

*	Employees must stay focused on meeting customer needs and our 2006 business objectives.
“Nothing has changed there,” Ackerman said. “We will continue to offer the same products and services that we do today at the same terms and conditions.”
Winning in the new communications world
At the same time, BellSouth is adjusting to dramatic shifts in technology and competition. Through the power of Internet Protocol (IP) and broadband, multiple applications — voice, video, data — can ride on a single network. Voice becomes just another application on the network. As applications are moving out of the network, we now have to sell those applications on top of the connection, not necessarily as something that came with it.
These factors driving changes in our business also have created a new, competitive communications world with many players. Our competitors include Comcast,

Answers
Like many of us, you’ve been with this company for most of your career. Any mixed feelings about this transaction?
I have no mixed feelings about the decision to combine these two companies. It is clear to me that it’s a good decision for the future. On a personal level, BellSouth has been part of my life for more than 40 years, and so yes, emotionally it tugs on my heart strings. But over those 40 years, I’ve seen countless changes and enormous progress in the communications industry.
It’s that progress that brings us to where we are today — joining forces with a company that can help us offer today’s customers all the communications services they want and need.
My conclusion is that we are at the threshold of a new and exciting era in communications.

What does this mean for Cingular?
Cingular Wireless, our joint venture with AT&T, will be wholly owned by the combined company. Its headquarters will remain in Atlanta. We should see some efficiencies from streamlining the technical platform and speeding up decisions.
What approvals are needed for this deal to go through? Is it possible it won’t happen?
Approvals are required from BellSouth and AT&T shareholders, the FCC (Federal Communications Commission), the U.S. Department of Justice, various state regulatory agencies, and a number of local and foreign authorities. We have every reason to believe the merger will go through, and we expect it to close by March 2007.

What does this mean for BAPCO?
BellSouth Advertising and Publishing Corp. will be owned by AT&T, but no decision has been made regarding its headquarters location. YELLOWPAGES.COM, also a joint venture between AT&T and BellSouth, should benefit from this combination.
What will happen to the charitable organizations BellSouth supports?
AT&T shares our commitment to serving the communities in which we live and work. The company has agreed to continue to fund charitable activities and economic and educational initiatives throughout the nine-state region. This commitment was part of our consideration during negotiations.
What’s required of us in the interim?
We must keep BellSouth strong. It’s important to remember that until the merger closes, BellSouth will continue as a stand-alone company. We will continue to offer our products and services, and we must commit to maintaining the level of service our customers expect from us. In short, we must stay focused on meeting customer needs and on our 2006 business objectives. Time and time again, BellSouth employees have answered the call, and I know we’ll uphold our standards of excellence during this period.

2006 agenda designed to keep
BellSouth strong
Time Warner, Cox, Yahoo!, Google and eBay with Skype.
As the dynamics and growth opportunities in the telecom industry continue to change, the traditional core business — wireline voice communications — is no longer a major growth area. Instead, wireless communications and broadband are emerging as the key growth areas, and cable television companies are the new threat.
So it’s important for us to evolve our relationship with the customer from one that depends on voice to one that is centered on broadband connections. And we have to evolve our legacy networks, products and operating systems along with it so that we can offer the new services with the simplicity and reliability that customers expect.
Reaching our goals this year
Keeping BellSouth strong and competitive in 2006 means:
*	Speeding up transformation to wireless and broadband. We’re upgrading the network so 50 percent of our households will have access to downstream speeds of 12 to 24 megabits by the end of 2007. This translates into 70 percent of the households in our top 30 markets. We’re increasing our focus on and knowledge of broadband applications.

*	Reallocating resources to invest in growth areas of business. That means easing down spending in our old, legacy world and increasing resources in the new broadband world.

*	Staying focused on service excellence. Service is our brand, especially in a time when the consumer environment is more complex. The Customer Rules!® remains our shared understanding for delivering excellence with every customer contact, and consumers will depend on us now more than ever to make broadband and wireless more useful to their lives.
Taking part as individuals and as a team
     So, how can you contribute to these goals and help keep the entire team strong?
•	Take ownership and contribute to the transformation efforts. Our transformation from plain old telephone service to a broadband pipeline based on IP technology won’t happen without the commitment and support of every BellSouth employee. Success requires a team effort.

•	Use your business unit’s excellence model (whether it’s MSOC, MOMENTUM, LEAD, etc.) to work more effectively and efficiently, and to drive personal achievement.

•	Stay focused on and committed to excellent customer service. Our technology is the same as that offered by other communications companies. The differentiating capabilities will be our will to win, working smarter, and the fervor of each of us rising to the challenge.

•	Maintain the quality of our existing products and services, as we continue to invest in the transformation to a broadband company.
“Hurricane Katrina reminded us that communications services are not a luxury, but a lifeline,” said Ackerman. “When the local network doesn’t work, nothing works. Not the carriers. Not the Internet providers. The connectivity and reliability we bring are vital assets and we have to keep them that way.”
“I want you to know how much I appreciate everything you are doing for BellSouth and that you will continue to do for BellSouth,” Ackerman said. “The people we serve depend on us today, and they are going to be dependent on us tomorrow. I appreciate your focus on the job and all that we have to do.”
Key Priorities for
2006
•	Focus on long distance, DSL and bundle sales (including video)

•	Create an industry-leading customer experience

•	Continue competitive broadband network progress

•	Focus on broadband systems enhancements

•	Develop broadband products and applications

•	Make Web enhancements

•	Continue regulatory progress

•	Continue cost and productivity improvements

NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.